Exhibit 5.1

90 Park Avenue

New York, NY  10016

212-210-9400 | Fax: 212-210-9444

November 1, 2019

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the registration for resale from time to time by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 658,771 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). This opinion letter is being furnished to satisfy the requirements of Item 601(b)(5) of Regulation S-K in connection with the filing of the Registration Statement.

We have examined the Articles of Amendment and Restatement of the Company, as amended, the Amended and Restated Bylaws of the Company and such other documents as we have deemed to be relevant to this opinion letter and the Registration Statement.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the statements as to factual matters made in the Registration Statement and in originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the Selling Stockholders, or their respective representatives, and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon and subject to the foregoing, and subject to the other qualifications and assumptions expressed herein, it is our opinion the Shares were duly authorized and validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Maryland.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

This opinion letter is delivered to the Company solely for its use in connection with the transactions contemplated by the Registration Statement, and may not be used, circulated, quoted or otherwise relied upon by any other person, or for any other purpose without our prior express written consent, except that the Company may file a copy of this opinion letter as an exhibit to the Registration Statement.  The only opinion rendered by us in this opinion letter consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and we further consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Michael J. Kessler
Michael J. Kessler
Partner